FOR IMMEDIATE RELEASE

CONTACTS:

Mr. Mingwei Zhang, Chief Financial Officer	Stephen D. Axelrod, CFA
Sino-Global, Beijing.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. +86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505

SINO-GLOBAL ANNOUNCES ESTABLISHMENT OF A WHOLLY-OWNED CANADIAN SUBSIDIARY, SINO-GLOBAL SHIPPING CANADA INC.

- New Subsidiary will Provide Services for Ships Loading Commodities at Canadian Ports and Delivering them to China -

Beijing, December 19, 2012 -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading non-state-owned provider of shipping agency services operating primarily in China, today announced that it has established a new wholly-owned subsidiary, Sino-Global Shipping Canada Inc., to provide services for ships loading commodities at Canadian ports and delivering them to China.

Sino-Global Shipping Canada is already providing shipping services to Baosteel’s vessels in Canada. Baosteel, based in Shanghai, China, is the second largest steel producer in the world with huge demands for iron ore and other commodities.

Mr. Cao Lei, Sino-Global’s Chief Executive Officer, stated, “As we have noted in the past, Sino- Global Shipping America Ltd. has always sought to expand its geographical reach by developing relationships and activities worldwide. The new wholly-owned Canadian subsidiary is another step in establishing Sino-Global as the pre-eminent provider of shipping services worldwide. Canada is a country rich in natural resources and is a major shipper of such commodities throughout the world. We anticipate that Sino-Global Shipping Canada will open up additional Canadian business opportunities that will result in incremental revenues and earnings.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also cooperates with companies in Hong Kong, China, India, and South Africa to offer comprehensive shipping agent services to vessels going to and from some of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For More Information

For a more detailed review of Sino-Global, please refer to Sino-Global’s web site: www.sino-global.com.

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